UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2016

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-14710	52-2154066
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

XOMA Corporation

2910 Seventh Street

Berkeley, CA 94710

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 204-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 21, 2016, XOMA Corporation (“XOMA”) and its wholly owned subsidiary XOMA (US) LLC (“Seller”) entered into two Royalty Interest Acquisition Agreements (together, the “Acquisition Agreements”) with HealthCare Royalty Partners II, L.P. (“HCRP”).

Under the first Acquisition Agreement, Seller sold its right to receive royalties on future sales of products subject to a License Agreement, dated August 18, 2005, between Seller and Wyeth Pharmaceuticals (now Pfizer, Inc.) (the “Pfizer License Agreement”) for a payment of $6,500,000 upfront, plus the potential for additional payments totaling $4,000,000 in the event of the achievement of three specified net sales milestones in 2017, 2018 and 2019.

Under the second Acquisition Agreement, Seller sold all rights to milestone payments and royalties under an Amended and Restated License Agreement dated October 27, 2006 between Seller and Dyax Corp. (the “Dyax License Agreement” and, together with the Pfizer License Agreement, the “License Agreements”) for a payment of $11,500,000.

The Acquisition Agreements contain standard representations and warranties of XOMA and Seller, including with respect to organization, authorization, intellectual property matters and tax matters, and certain negative covenants with respect to the License Agreements, as well as indemnification by XOMA and Seller of HCRP against certain losses.

On December 21, 2016, Seller also entered into two Protective Rights Agreement (together, the “PRAs”) with HCRP. Under each PRA, Seller granted to HCRP, among other things, a security interest in all of its right, title and interest in, to and under the Seller’s rights to receive payments under the License Agreements and certain related rights and proceeds thereof. The security interests are limited to the rights to receive payments under the License Agreements.

The above description of the Acquisition Agreements is a summary of their material terms, does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreements which will be filed as exhibits to XOMA’s Annual Report on Form 10-K for the year ending December 31, 2016.

Additionally, on December 21, 2016, the XOMA entities entered into Amendment No. 1 (the “Amendment”) to the Loan and Security Agreement, dated February 27, 2015, by and among XOMA, XOMA (US) LLC, XOMA Commercial LLC and Hercules Technology Growth Capital, Inc. (“Hercules”). Under the Amendment, Hercules agreed to release its security interest on the assets subject to the Acquisition Agreements. In exchange, the XOMA entities will, in January 2017, repay $10,000,000 of the current outstanding principal balance owed to Hercules.

The above description of the Amendment is a summary of its material terms, does not purport to be complete and is qualified in its entirety by reference to the Amendment which will be filed as an exhibit to XOMA’s Annual Report on Form 10-K for the year ending December 31, 2016.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities

On December 19, 2016, the Board of Directors of XOMA approved a restructuring of XOMA’s business. The restructuring includes a reduction-in-force in which XOMA will reduce its headcount by 57 positions. The restructuring is based on XOMA’s decision to focus its research and development efforts on clinical development, with an initial focus on the XOMA 358 clinical programs.

In connection with the foregoing changes to the Company’s business, the Company anticipates it will incur aggregate restructuring charges of approximately $5.8 million. The aggregate projected restructuring charges consist of approximately $5.2 million in cash payments related to one-time termination benefits, including severance, benefit continuation costs and outplacement services associated with the elimination of 57 positions and approximately $0.6 million in non-cash stock compensation expense. These charges are expected to be recognized in the fourth quarter of 2016. The Company may incur other charges and will record these expenses in the appropriate period as they are determined.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Retirement of Chief Executive Officer

On December 21, 2016, John Varian, XOMA’s Chief Executive Officer and principal executive officer, retired, effective immediately.

Under Mr. Varian’s Officer Employment Agreement dated January 4, 2012 and previously filed with the Securities and Exchange Commission as Exhibit 10.10G to XOMA’s Annual Report on Form 10-K for the period ended December 31, 2011, as a result of Mr. Varian’s retirement, he is entitled to (i) a severance payment equal to his current annual base salary, (ii) a severance payment equal to the pro-rated portion of his current annual target bonus, (iii) payment for benefits coverage for 12 months and (iv) outplacement services for 12 months not to exceed $15,000 in value. Under his Officer Employment Agreement, all payments and benefits to Mr. Varian are subject to his compliance with confidentiality and non-competition provisions.

Mr. Varian is also entitled to certain benefits under the terms of a Retention Benefit Agreement dated March 11, 2014, previously filed with the Securities and Exchange Commission as Exhibit 10.28 to XOMA’s Annual Report on Form 10-K for the period ended December 31, 2013. Upon his retirement, under the Retention Benefit Agreement, each of the options and restricted stock units held by Mr. Varian will become fully vested as of his retirement date and each option will remain vested and exercisable for the full term of such option until the expiration date set forth in the applicable stock option agreement, but in no event later than ten years following the grant date of the option.

Mr. Varian will continue to serve as a member of XOMA’s Board of Directors.

Appointment of New Chief Executive Officer

Effective December 21, 2016, XOMA’s Board of Directors appointed James Neal, currently XOMA’s Senior Vice President and Chief Operating Officer, as XOMA’s Chief Executive Officer and a member of the Board of Directors. As Chief Executive Officer, Mr. Neal will serve as XOMA’s principal executive officer. In connection with Mr. Neal’s promotion to Chief Executive Officer, the Board of Directors approved a new equity compensation grant for Mr. Neal, under which he will be granted options to purchase 100,000 shares of XOMA common stock under the terms of XOMA’s Amended and Restated 2010 Long Term Incentive and Stock Award Plan.

Mr. Neal, 60, joined XOMA in 2009 as its Vice President, Business Development and was promoted to his current position in 2015. Prior to joining XOMA, Mr. Neal was Acting Chief Executive Officer of Entelos, Inc., a leading biosimulation company. Previously in 2007, Entelos acquired Iconix Biosciences, a privately held company where Mr. Neal served as Chief Executive Officer and established multi-year collaborations with Bristol-Myers Squibb, Abbott Labs, Eli Lilly and the U.S. Food and Drug Administration. Mr. Neal earned his B.S. in Biology and his M.S. in Genetics and Plant Breeding from the University of Manitoba, Canada, and holds an Executive MBA degree from Washington University in St. Louis, Missouri.

Departure of Vice President, Human Resources and Information Technology

On December 21, 2016, Chris Wells’ employment with XOMA as Vice President, Human Resources and Information Technology was terminated, effective as of June 30, 2017.

Under Mr. Wells’ Officer Employment Agreement dated December 16, 2011 he is entitled to (i) a severance payment equal to 0.75 of his current base salary, (ii) a severance payment equal to the pro-rated portion of his current annual target bonus (iii) payment for benefits coverage for 9 months and (iv) outplacement services for 12 months not to exceed $8,000 in value. Under his Officer Employment Agreement, all payments and benefits to Mr. Wells are subject to his compliance with confidentiality and non-competition provisions.

Departure of Executive Vice President and Chief Scientific Officer

On December 21, 2016, Patrick J. Scannon’s employment with XOMA as Vice President and Chief Scientific Officer was terminated.

Under Dr. Scannon’s Officer Employment Agreement dated March 11, 2014, he is entitled to: (i) a severance payment equal to 0.75 of his current base salary, (ii) a severance payment equal to the pro-rated portion of his current annual target bonus (iii) payment for benefits coverage for 9 months and (iv) outplacement services for 12 months not to exceed $8,000 in value. Under his Officer Employment Agreement, all payments and benefits to Dr. Scannon are subject to his compliance with confidentiality and non-competition provisions.

Dr. Scannon also resigned from his position as a member of the Board of Directors, effective December 21, 2016.

Item 9.01 Financial Statements and Exhibits

99.1	Press Release dated December 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2016	XOMA Corporation

	By:	/s/ Denis J. Quinlan
Denis J. Quinlan
Sr. Corporate Counsel and Corporate Secretary

EXHIBIT INDEX

Number	Description

99.1	Press Release dated December 21, 2016